CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Experts" and to the use of our reports dated October 9, 2000 and February 1, 2002, with respect to ATEL Capital Equipment Fund IX, LLC, dated September 15, 2000 (except Notes 1 and 4, as to which the date is December 27, 2001), as restated, with respect to ATEL Financial Corporation and subsidiary, and dated October 1, 2001 (except
Note 1, as to which the date is December 27, 2001), as restated, with respect to ATEL Financial Services LLC and subsidiary in Post Effective Amendment No. 6 to the Registration Statement (Form S-1 No. 333-47196) and the Prospectus and related Supplement dated February 28, 2002 of ATEL Capital Equipment Fund IX, LLC for the registration of 15,000,000 limited liability company units.

                                                          /s/ Ernst & Young LLP



San Francisco, California
May 13, 2002